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                                                                  EXHIBIT 10.25

[DAS LOGO]

330 Distel Circle, Los Altos, CA 94022  Tel. (650) 462-1000 Fax: (650) 462-1003
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March 27, 2000


Laurent Chardonnet
3876 Brighton Avenue
Oakland, CA  94602

Re:  Employment Agreement

Dear Laurent:

On behalf of DrugAbuse Sciences, I am pleased to confirm our proposal for you to become a DrugAbuse Sciences employee. This offer is conditional upon our completion of satisfactory referencing, your acceptance of the terms and conditions of this offer of employment and your execution of the attached Employee Confidential Information and Inventions Agreement.

Your position with DrugAbuse Sciences, Inc. will be Controller. As we discussed, your position is a full-time position and your employment will commence no later than March 29, 2000 (the date your employment commences is referred to as your Start Date.)

Your total full time base salary will be $100,000 per year payable at the frequency and in accordance with DrugAbuse Sciences' regularly established payroll policies. At the end of the first 3 months of employment and if your performance is satisfactory, your total full time base salary will be increased to $105,000. All payments to you will be subject to legally required withholding. It is DrugAbuse Sciences' policy to review salary and compensation levels periodically. Accordingly, your base salary and other compensation may be adjusted from time to time at DrugAbuse Sciences' sole discretion; raises in compensation are not guaranteed. In addition to your base salary, you may receive within three months following each yearend, at the Board of Directors sole discretion, up to a 10% bonus (i.e. 10% of the paid base salary) subject to meeting specific annual milestones defined by DrugAbuse Sciences CEO (Attachment A).

DrugAbuse Sciences also has a company Stock Option Plan (which the company may modify from time to time) that may permit our employees to participate in the equity ownership of the company. We expect to include you as a participant in that plan and will recommend to the Company's Board of Directors that you be granted a stock option for 10,000 shares of common stock (based on the March 29, 2000 capitalization table) with the exercise price equal to the fair market value on your start date. These options will be subject to the terms of the then applicable Stock Option Plan, and to the following vesting schedule: (i) 2,500 shares of the 10,000 shares would vest over four years subject to continuous



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employment, with 625 shares vesting upon the first anniversary of the Start
Date, and 52 shares vesting every month over the subsequent three years; (ii) 7,500 shares of the 10,000 shares would vest, subject to potential partial acceleration at the sole discretion of the board of directors, and subject to fully and timely achieving the following milestones:

   - For 2,500 shares: based on satisfactory completion of preparation of financials for the year 2000 as measured by the audit process and SEC 10Q and 10K reporting;

   - For 1,000 shares: on achieving a monthly hard close of the DAS consolidated monthly account by September 2000;

   - For 500 shares: on completing and passing your CPA exam within 12 months of joining DAS

   - For 3,500 shares: at the discretion of the CFO.

You will also be eligible to participate in the employee benefits collectively available to our employees, including medical, dental and disability coverage. As a regular employee of the Company, you will accrue annually a total of twelve paid days of vacation and be entitled to the standard Company holidays.

You will devote your best efforts to the performance of your work for DrugAbuse Sciences. While employed at DrugAbuse Sciences, you will not undertake any other activity requiring your business time and attention, nor will you support any activity that is competitive with DrugAbuse Sciences' business or pose a conflict of interest with that business. You will follow all DrugAbuse Sciences' policies and procedures as made available to you from time to time. As a condition of your employment, you will execute DrugAbuse Sciences' Employee Confidential Information and Inventions Agreement.

Your employment with DrugAbuse Sciences will be "at will"; in other words, either you or DrugAbuse Sciences will have the right to terminate your employment with DrugAbuse Sciences at any time, for any reason, with or without notice and with or without cause, in your or our sole discretion.

Laurent, we are very excited about your joining us. Please sign and return a copy of this letter and the attached Employee Confidential Information and Inventions Agreement to me, keeping a copy of each for your records. The terms set forth in this letter supersede all prior agreements, understandings and representations between us concerning the subject matter of this letter. This offer, if not accepted in writing will expire on March 29, 2000. Changes to your employment agreement would apply only if in writing and signed by the DrugAbuse Sciences Inc. CEO. We look forward to you becoming a member of our team!

Sincerely,

/s/ Philippe Pouletty, M.D.

Philippe Pouletty, M.D.                                 Elizabeth M. Greetham
Chairman and CEO, DAS Inc.                              Chief Financial Officer
                                                        Sr. VP Business Devel.



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I, Laurent Chardonnet, understand and agree to the above terms. I understand that my employment with DrugAbuse Sciences is at will, and I acknowledge that no representations or promises other than those set forth above have been made to me with regard to the terms and conditions of my employment.


Signed: /s/ Laurent Chardonnet                Date:    3/29/2000
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                                  ATTACHMENT A


                            Milestones for Year 2000

1. Satisfactory completion of 2000 financials--quarterly and annual as measured by audit process

2. Satisfactory completion of 2000 financials in SEC format--i.e. 10Q and 10K

3. Succeed in achieving "hard close status" by 9/30/2000 for consolidated financials